EXECUTION VERSION

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.20

CREDIT AGREEMENT

dated as of October 31, 2013

among

DURATA THERAPEUTICS HOLDING C.V.

and

DURATA THERAPEUTICS INTERNATIONAL B.V.,

as Borrowers,

DURATA THERAPEUTICS, INC.,

as Parent,

EACH SUBSIDIARY OF PARENT PARTY HERETO,

PDL BIOPHARMA, INC.,

as the Lender,

and

PDL BIOPHARMA, INC.,

as the Agent

i

TABLE OF CONTENTS (continued)

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v

TABLE OF CONTENTS (continued)

Annexes

Annex I	Addresses

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Note
Exhibit C	Form of Intellectual Property Security Agreements

CREDIT AGREEMENT

This Credit Agreement dated as of October 31, 2013 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made among DURATA THERAPEUTICS HOLDING C.V., a limited partnership organized under the laws of the Netherlands (“Durata C.V.”), DURATA THERAPEUTICS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and which is registered with the Dutch trade register under number 55527221 (“Durata B.V.” and together with Durata C.V., each a “Borrower” and collectively, the “Borrowers”), DURATA THERAPEUTICS, INC., a Delaware corporation (“Parent”), PDL BIOPHARMA, INC., a Delaware corporation (the “Lender”), each Subsidiary of Parent from time to time party hereto and PDL BIOPHARMA, INC., a Delaware corporation, not individually, but as the Agent (as defined below).

Parent and each Borrower have agreed to enter into this Agreement with the Lender and the Agent evidencing each Borrower’s agreement to incur the Loans, and in connection therewith, to make the representations and warranties, covenants and undertakings as hereinafter set forth.

Section 1.	Definitions; Interpretation.

1.1. Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a combination between two Persons that prior to the merger, consolidation, amalgamation or combination were already Loan Parties) and (d) the acquisition of a brand, line of business, division, branch, product line, marketing rights, patent rights or other Intellectual Property rights with respect to a product line, operating division, product or potential product, or other unit operation of any Person.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor the Lender shall be deemed an Affiliate of any Loan Party.

“Agent” means PDL BioPharma, Inc. in its capacity as administrative agent for the Lender hereunder and any successor thereto in such capacity.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) authorizations, consents, approvals, permits or licenses issued by, or a registration or filing with, any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Assistance Agreement” means that certain Assistance Agreement by and between Parent and the State of Connecticut (acting by the Department of Economic and Community Development) dated as of May 2013, and the related security agreement, each as amended from time to time.

“Audit Costs” means the reasonable out-of-pocket costs of any audit of the books and records of Parent and its Subsidiaries with respect to amounts paid or payable under this Agreement, including all reasonable fees and expenses incurred in connection therewith.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing Request” has the meaning set forth in Section 2.1.1(c).

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, as in effect on the Closing Date, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, the Stock and Stock Equivalents of such Person.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest predominantly in assets satisfying the foregoing requirements and (f) other short term liquid investments consistent with the Borrower’s investment policy as in effect on the Closing Date.

“CFC” has the meaning set forth in Section 10.18.

“Change of Control” means an event or series of events by which:

(a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities & Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 49% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent; or

(b) all or substantially all of the assets of Parent or any Borrower are disposed of in any one or more related transactions.

“Closing Date” means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Lender in its sole discretion.

“Closing Fee” means the fee due from the Borrower to the Agent on or before the Closing Date in an amount equal to [**]% of the aggregate principal amount of the Tranche One Commitment.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of the Lender or the Agent for the benefit of the Agent and the Lender, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to the Agent in its reasonable discretion pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Agent and provides access to any such Collateral, inventory or other property, which agreement will contain additional waivers or subordination approved by the Agent in its reasonable discretion.

“Collateral Documents” means, collectively, the Security Agreement (including as may be supplemented by the joinder of any Subsidiary of Parent thereto), any Subsidiary Guaranty, the Dutch Security Documents, the UK Share Charge Documents and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to the Agent for the benefit of the Lender or pursuant to which any such security interest in Collateral is perfected, each as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Commitments” means the Tranche One Commitment, the Tranche Two Commitment and the Delayed Draw Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connecticut Assets” are all furniture, laptops, telepresence systems and phone lines of Parent located in Connecticut or Illinois, all silhouette cameras of Parent located in Connecticut or purchased in connection with DISCOVER-1 or DISCOVER-2 studies and all televisions of Parent located in Illinois, whether now owned or hereafter acquired at any time by Parent or in which Parent now has or at any time in the future may acquire any right, title or interest, all proceeds (including condemnation proceeds), all accessions and additions thereto, and all substitutions and replacements therefor and products of any and all of the foregoing; in each case to the extent such assets are pledged by Parent to the State of Connecticut Acting by the Department of Economic and Community Development as set forth in the Assistance Agreement substantially in the form provided to Agent prior to the Closing Date, for so long as such grant is in effect.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, to provide security for the obligations of a debtor or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Stock of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability supported thereby or the amount of the dividends or distributions guaranteed, as applicable.

“Control Agreement” means a tri-party deposit account, securities account or commodities account Control Agreement by and among the applicable Loan Party, the Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Agent and in any event providing to the Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP as in effect on the date hereof, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent

Obligations of such Person, (i) earn-out, purchase price adjustment and similar obligations, (j) all obligations of such Person in respect of Disqualified Capital Stock issued by such Person, (k) all indebtedness of the types listed in (a) through (j) and (l) of any partnership of which such Person is a general partner and (l) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.1.

“Delayed Draw Commitment” means, as to the Lender, the Lender’s commitment to provide the Delayed Draw Term Loan in the aggregate principal amount of $30,000,000 pursuant to Section 2.1.1(c).

“Delayed Draw Term Loan” means the term loan from the Lender in a principal amount of up to $30,000,000 made to the Borrower pursuant to Section 2.1.1(b).

“Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Loan Parties to the Agent and the Lender in connection with the execution and delivery of this Agreement.

“Disqualified Capital Stock” means any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or is redeemable at the option of the holder thereof, in whole or in part, on or prior to January 31, 2019 or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to January 31, 2019.

“Dollar” and “$” mean lawful currency of the United States of America.

“Durata U.S.” means Durata Therapeutics U.S. Limited, a Delaware corporation

“Durata UK” means Durata Therapeutics Limited, an entity organized under the laws of England and Wales, and a Wholly-Owned Subsidiary of Durata B.V.

“Dutch Security Documents” means (a) that certain Security Agreement by and among Durata B.V., Durata C.V., Parent and the Agent, (b) that certain Deed of Pledge of Shares (in the capital of Durata B.V.), in respect of the equity interests of Durata B.V (c) that certain Deed of Pledge of Partnership Interests by and among Parent and Vicuron, as pledgers, the Agent, as pledgee, and Durata C.V., as partnership, in respect of the partnership interests in Durata C.V. and (d) any other documents and instruments requested by the Agent, in each case, in form and substance acceptable to the Agent.

“Eligible Institution” means any Person that is a bank, institutional lender or other recognized financing provider.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release or injury to the environment or any Person or property or natural resources.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment, natural resources or the workplace, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1.

“Excluded Inventory” means any items of Inventory which consist of unfinished active pharmaceutical ingredients and are maintained or stored in a particular location for a period of no longer than ninety (90) days all of which such Inventory is then (a) immediately transferred to a location in which a bailee or landlord waiver is in place (to the extent that a bailee or landlord waiver is required pursuant to the terms hereof) or (b) otherwise sold.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by the Lender’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction under which the Lender is organized or has its principal office or applicable lending office or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes pursuant to a law in effect at the time such Lender first becomes a party to this Agreement or changes its lending office, except to the extent that, pursuant to Section 3.1(a), amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 3.1(d) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Loan Documents” means that certain Loan and Security Agreement dated as of March 5, 2013, among Oxford Finance, LLC, a Delaware limited liability company, the lenders party thereto from time to time, each of the Borrowers and Parent, and all documents and instruments executed and delivered from time to time in connection therewith.

“Existing Obligations” means all obligations, including accrued interest, outstanding pursuant to the Existing Loan Documents.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America and, in relation to any Borrower incorporated under Netherlands law, generally accepted accounting principles in the Netherlands, including IFRS, in each case, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste or any waste, chemical, substance, or material otherwise regulated by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls, and any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any governmental authority under any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the net termination value thereof as of such date.

“Holders” means, collectively, the holders of the Capital Stock of Parent as of the Closing Date, each natural relative who is a rightful heir of the foregoing, and any trust maintained by or for the benefit of any of the foregoing.

“Indemnified Liabilities” has the meaning set forth in Section 10.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Applicable Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, and rights under IP Licenses.

“Interest-Only Period” shall mean the period beginning on the Closing Date and continuing through the fifth (5th) (or 4th if the Closing Date is an Interest Payment Date) Interest Payment Date after the Closing Date.

“Interest Payment Date” means the last Business Day of each March, June, September and December.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in internet domain names.

“Investment” means, with respect to any Person, (a) the purchase or other acquisition of any debt or equity security of any other Person, (b) the making of any loan, advance or capital contribution to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person or (d) the making of an Acquisition.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” has the meaning set forth in Section 3.1(d).

“Legal Costs” means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person and (b) all court costs and similar reasonable legal expenses.

“Lender Party” has the meaning set forth in Section 10.4.

“Lender” has the meaning set forth in the Preamble.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity” means, at any time, the aggregate amount of cash and Cash Equivalent Investments held by Parent and any of its domestic Subsidiaries at such time (in US deposit accounts that are subject to Control Agreements in form and substance reasonably satisfactory to the Agent) that are not (A) subject to any Liens (other than Liens under the Collateral Documents and customary setoff rights with respect to deposit accounts or other funds maintained with depository institutions that are created by law or by applicable account agreements in favor of such depositary institutions or securities intermediaries), (B) required to be maintained or kept segregated from the general assets of Parent or the applicable Subsidiary for the purpose of securing or providing a source of payment for Debt or other obligations that are or from time to time may be owed to one or more creditors of Parent or any Subsidiary (other than to secure the Obligations) or (C) held by a Subsidiary (other than a Loan Party) that is subject to restrictions on its ability to pay dividends or distributions.

“Loans” means the Tranche One Loan, the Tranche Two Loan and the Delayed Draw Term Loan.

“Loan Documents” means (a) this Agreement, the Notes, the Collateral Documents, the Perfection Certificate, the Disclosure Letter, any subordination agreements and (b) all other documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” means Parent, each Borrower and each Subsidiary of Parent that has executed and delivered a Subsidiary Guaranty and Security Agreement.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties or condition (financial or otherwise) of Parent and the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform in any material respect any of its Obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Maturity Date” means October 31, 2018.

“Note” means a promissory note in the form attached hereto as Exhibit B, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

“Obligations” means all liabilities, indebtedness and obligations (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy proceeding whether or not a claim for such interest is allowed) of any Loan Party under this Agreement, or any Loan Party under any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 5.20.1.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than any such connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction with respect to the Loan or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.3).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations.

“Parent” has the meaning set forth in the Preamble.

“Patents” means all (i) all patents and certificates of invention, or similar property rights, and applications for any of the foregoing, of the United States, any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, (vii) all proceeds of the foregoing, including, without limitation, licenses, royalties, and income, and (viii) without duplication, all IP Ancillary Rights in respect of the foregoing.

“Permitted Lien” means any Lien expressly permitted by Section 7.2.

“Permitted Refinancing” means any replacement, renewal, refinancing or extension of any existing Debt, in any such case, permitted by this Agreement (a) that does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended, (b) that does not have a weighted average life to maturity at the time of such replacement, renewal, refinancing or extension that is less than the weighted average life to maturity of the Debt being replaced, renewed, refinanced or extended, (c) that does not rank at the time of such replacement, renewal, refinancing or extension senior to the Debt being replaced, renewed, refinanced or extended, (d) in which the primary obligor in respect of, and the Persons (if any) that guarantee, such Debt (resulting from such replacement, renewal, refinancing or extension) are the primary obligor in respect of, and Persons (if any) that guaranteed, respectively, the Debt being replaced, renewed, refinanced or extended, and (e) that does not contain terms that are materially less favorable to any Loan Party, as determined by such Loan Party in the exercise of its reasonable business judgment, than those applicable to the Debt being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pfizer” means Pfizer, Inc., a Delaware corporation, and any successor or assign of Pfizer, Inc.

“Prepayment Premium” means at any time with respect to any Loan being prepaid in whole or in part (including without limitation any prepayment as a result of an acceleration of the Loans hereunder), an amount equal to the product of (x) the principal amount of Loans being prepaid and (y) the applicable prepayment percentage set forth below opposite the period in which such prepayment is made:

Period	Prepayment Percentage
On or prior to the first anniversary of the Closing Date	[**	]%
After the first anniversary of the Closing Date through and including the second anniversary of the Closing Date	[**	]%
After the second anniversary of the Closing Date through and including the third anniversary of the Closing Date	[**	]%
After the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date	[**	]%
After the fourth anniversary of the Closing Date but prior to the Maturity Date	[**	]%

“Product” means and includes dalbavancin, any and all future iterations thereof and any other products developed by any Loan Party.

“Qualified Capital Stock” of any person shall mean any Stock of such person that is not Disqualified Capital Stock.

“Required Lenders” means, at any time, lenders hereunder holding Loans representing more than 50% of the outstanding principal amount of Loans.

“Restricted Payment” has the meaning set forth in Section 7.3.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed by Parent and its Subsidiaries in favor of the Agent, and governed by the laws of the State of New York, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Stock Equivalent” shall not include debt instruments that are convertible into Stock or Stock Equivalents.

“Subordinated Debt” means Debt incurred by the Borrower or any of its Subsidiaries subordinated to all Obligations of the Borrower and its Subsidiaries to the Lender pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to Agent and the Lender entered into between Agent, the applicable Loan Party or Loan Parties, the other creditor(s) of such Debt and any other Loan Parties as may be required by the Agent, on terms acceptable to Agent and the Lender.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares of voting Stock or Stock Equivalents as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Parent.

“Subsidiary Guaranty” means each Subsidiary Guaranty executed and delivered by a Subsidiary in favor of the Agent pursuant to Section 6.7, in form and substance satisfactory to the Agent and the Lender.

“Taxes” has the meaning set forth in Section 3.1(a).

“Tax Returns” has the meaning set forth in Section 5.12.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche One Commitment” means, as to the Lender, the Lender’s commitment to provide the Tranche One Loan in the aggregate principal amount of $25,000,000 pursuant to Section 2.1.1(a).

“Tranche Two Commitment” means, as to the Lender, the Lender’s commitment to provide the Tranche Two Loan in the aggregate principal amount of $15,000,000 pursuant to Section 2.1.1(b).

“Tranche One Loan” means the term loan from the Lender in a principal amount of $25,000,000 made to the Borrower on the Closing Date pursuant to Section 2.1.1(a).

“Tranche Two Loan” means the term loan from the Lender in a principal amount of $15,000,000 made to the Borrower pursuant to Section 2.1.1(b).

“Tranche Two Milestone” has the meaning set forth in Section 4.2.2.

“Tranche Two Milestone Notice” means written notice from the Borrower to the Agent that the Tranche Two Milestone has occurred.

“UCC” means the Uniform Commercial Code as in effect in from time to time in the State of New York.

“UK Share Charge Documents” means that certain Charge Over Shares, by Durata B.V. in favor of the Agent, over the equity interests of Durata UK, and any other documents and instruments reasonably requested by the Agent, in each case, in form and substance reasonably acceptable to the Agent.

“Vicuron” means Vicuron Pharmaceuticals, Inc., a Delaware corporation.

“Wholly-Owned Subsidiary” means, as to any Subsidiary, all of the Stock and Stock Equivalents of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Parent and/or another Wholly-Owned Subsidiary of Parent.

1.2. Interpretation. In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references in each Loan Document are to the particular Annex, Exhibit, Schedule and Section of such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, Parent, the Lender and the other parties hereto and thereto and are the products of all parties; accordingly, this Agreement and the other Loan Documents, in each case, shall not be construed against the Agent or the Lender merely because of the Agent’s or the Lender’s involvement in their preparation.

Section 2.	Credit Facilities.

2.1. Loans.

2.1.1. Loans. On the terms and subject to the conditions of this Agreement, the Lender agrees to lend to the Borrower funds in an aggregate principal amount of up to the Commitment, in installments as follows:

(a) on the Closing Date, the entire amount of its Tranche One Commitment, after which the Tranche One Commitment shall terminate;

(b) within five (5) Business Days after receipt by the Agent from the Borrower of the Tranche Two Milestone Notice, the entire amount of its Tranche Two Commitment, after which the Tranche Two Commitment shall terminate in full; and

(c) within nine (9) months after the occurrence of the Tranche Two Milestone, at the Borrower’s election, an amount set forth in Borrower’s written borrowing request (“Borrowing Request”) and not to exceed the Delayed Draw Commitment, after which the Delayed Draw Commitment shall terminate in full; provided that the Borrowing Request must be received by Lender no later than noon Pacific time three (3) Business Days prior to the date of such proposed borrowing.

2.1.2. General. No portion of the Loans may be re-borrowed once repaid. The proceeds of the Tranche One Loan shall be used to repay and terminate the Existing Obligations in full concurrently with the incurrence of the Tranche One Loan and for general corporate purposes, in each case, in compliance with the Loan Documents and Applicable Law. The Second Tranche Loan shall be used for general corporate purposes, in compliance with the Loan Documents and Applicable Law. The Delayed Draw Term Loan shall be used for general corporate purposes, in compliance with the Loan Documents and Applicable Law.

2.2. Loan Accounting.

2.2.1. Recordkeeping. The Agent, on behalf of the Lender, shall record in its records the date and amount of the Loans made by the Lender, accrued interest and each repayment of principal or interest thereon. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.2.2. Notes. At the request of the Lender, the Loans shall be evidenced by one or more Notes, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to the Loans and payable in such amounts and on such dates as are set forth herein.

2.3. Interest.

2.3.1. Interest Rate.

(a) The Borrower promises to pay interest on the unpaid principal amount of the Tranche One Loan (i) for the period commencing on the Closing Date and ending on the date of the occurrence of the Tranche Two Milestone, at a rate payable in cash per annum equal to 14.00% and (ii) for the period commencing on the date of the occurrence of the Tranche Two Milestone until such Loan is Paid in Full, at a rate payable in cash per annum equal to 12.75%. The Borrower promises to pay interest on the unpaid principal amount of (i) the Tranche Two Loan for the period commencing on the borrowing date of the Tranche Two Loan and (ii) the Delayed Draw Term Loan for the period commencing on the borrowing date of the Delayed Draw Term Loan, in each case until such Loans are Paid in Full, at a rate payable in cash per annum equal to 12.75%.

(b) The foregoing notwithstanding, (i) at any time an Event of Default exists, the interest rate then applicable to the Loans shall automatically be increased by two percent (2.00%) per annum (any such increased rate, the “Default Rate”) and (ii) any such increase may thereafter be rescinded by the Lender. In the event that the Obligations are not Paid in Full as of the Maturity Date, or in the event that the Obligations shall be declared or shall become due and payable pursuant to Section 8.2, the Obligations shall bear interest subsequent thereto at the Default Rate and such interest shall be payable in cash on demand. In no event shall interest or other amounts payable by the Borrower to the Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, (x) any amounts paid hereunder shall be deemed to be and shall be applied against the principal amount of the Obligations to the extent necessary such that the amounts paid hereunder do not exceed the maximum rate under Applicable Law and (y) such provision shall otherwise be deemed modified as necessary to limit such amounts paid to the maximum rate permitted under Applicable Law.

2.3.2. Interest Payments. Interest accrued on the Loans during the period from the Closing Date until the Maturity Date shall accrue and be payable in cash quarterly on each Interest Payment Date, in arrears, and, upon a prepayment of the Loans in accordance with Section 2.4 and at maturity, in each such case, in cash. After maturity and at any time an Event of Default exists, all accrued interest on the Loans shall be payable in cash on demand at the rates specified in Section 2.3.1.

2.3.3. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.4. Amortization; Prepayment.

2.4.1. Amortization. Commencing on the first Interest Payment Date following the Interest-Only Period, the Borrower shall repay to the Agent for the account of the Lender on each Interest Payment Date, an amortization payment, plus accrued and unpaid interest, in respect of the outstanding Loans. Such amortization payments shall be equal to the quotient of the product of (x) the principal amount of the Term Loans as of the first Interest Payment Date following the end of the Interest-Only Period and (y) the percentage applicable to the period in which such amortization payment is made as set forth in the following schedule:

Fiscal Quarter Ending	Percentage
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	5%
June 30, 2016	5%
September 30, 2016	5%
December 31, 2016	5%
March 31, 2017	8.75%
June 30, 2017	8.75%
September 30, 2017	8.75%
December 31, 2017	8.75%
March 31, 2018	10%
June 30, 2018	10%
September 30, 2018	10%
October 31, 2018	10%

If the Delayed Draw Term Loan is funded on or after March 31, 2015, the funded portion of the Delayed Draw Term Loan shall instead amortize in equal amounts over the remaining amortization payments during such year to achieve an amortization rate for such year of 5%. Each amortization payment hereunder shall be applied pro rata according to the respective outstanding principal amounts of the Term Loans.

2.4.2. Voluntary Prepayment. The Borrowers may, on at least three (3) Business Days’ written notice to the Agent, not later than 12:00 noon New York City time on such day, prepay the Loans in whole or in part (together with the applicable Prepayment Premium and accrued and unpaid interest to the date of prepayment on such prepaid amount); provided, however, that each partial prepayment that is not of the entire outstanding amount of any Loan shall be in an aggregate amount that is an integral multiple of $1,000,000.

2.5. Payment Upon Maturity. The Loans shall be Paid in Full on the Maturity Date.

2.6. Making of Payments. All payments on the Loans in accordance with this Agreement, including any payment in respect of the Prepayment Premium and all payments of fees and expenses, shall be made by the Borrower to the Agent without setoff, recoupment or counterclaim and in immediately available funds, in United States Dollars, by wire transfer to the account of the Agent specified by the Agent, in any case, not later than 3:00 p.m. New York City time on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to the Lender all payments received in collected funds by the Agent for the account of such Lender.

2.7. Application of Payments and Proceeds. Each prepayment of the outstanding Loans pursuant to Section 2.4.2 shall be applied pro rata to the remaining principal repayment installments of the Loans.

2.8. Payment Dates. If any payment of principal of or interest on a Loan, or of any fees, falls due on a day which is not a Business Day, then such payment shall be made on the Business Day immediately preceding such Interest Payment Date.

2.9. Set-off. The Borrowers agree that the Agent and the Lender have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrowers agree that at any time an Event of Default has occurred and is continuing, the Agent and the Lender may apply to the payment of any Obligations of the Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter maintained with the Agent or such Lender.

2.10. Currency Matters. All amounts payable under this Agreement and the other Loan Documents to the Agent and the Lender shall be payable in Dollars.

2.11. Fees.

2.11.1. Closing Fee. As consideration for the agreements of the Lender hereunder, the Borrowers agree, jointly and severally, to pay to the Lender, for its own account, on or prior to the Closing Date, the Closing Fee.

2.11.2. Change of Control Fee. Upon the occurrence of a Change of Control on or before the date of the repayment in full of the Obligations (other than contingent indemnification obligations and other obligations that by the express terms of this Agreement survive the repayment of the Loans) (on the Maturity Date, by prepayment pursuant to Section 2.4.2 or in the event that the Obligations shall be declared or shall become due and payable pursuant to Section 8.2), the Borrowers agree to pay to the Lender, for its own account, a change of control fee equal to [**]% of the sum of (i) the full principal amount of the Tranche One Loan, (ii) if borrowed, the full principal amount of the Tranche Two Loan and (iii) if borrowed, the full principal amount of the Delayed Draw Term Loan which was borrowed by the Borrowers. For the avoidance of doubt, the change of control fee described in the immediately preceding sentence shall be paid in addition to any Prepayment Premium.

Section 3.	Yield Protection.

3.1. Taxes.

(a) All payments of principal and interest on the Loan and all other amounts payable under any Loan Document shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes or other taxes, fees, duties, levies, withholdings (including backup withholding) or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by Applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder is required in respect of any Taxes pursuant to any Applicable Law (as determined in the good faith reasonable discretion of the applicable Loan Party or the Agent), then the applicable Loan Party shall: (i) timely pay directly to the relevant taxing authority the full amount required to be so withheld or deducted; (ii) within thirty (30) days after the date of any such payment of Taxes, forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such relevant taxing authority; and (iii) in the case of Indemnified Taxes pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction for Indemnified Taxes (including withholdings and deductions applicable to any additional sums payable under this Section 3.1) been required.

(b) The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers shall jointly and severally reimburse and indemnify, within 10 days after receipt of written demand therefor (with copy to the Agent), the Agent and the Lender for all Indemnified Taxes (including any additional Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Agent or the Lender, or required to be withheld or deducted from a payment to the Agent or the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate of the Agent or the Lender (or of the Agent on behalf of the Lender) claiming any compensation under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrowers with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d) On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrowers, the Lender (including for purposes of this Section 3.1(d), any assignee of the Lender that becomes a party to this Agreement) shall (but only so long as the Lender remains lawfully able to do so) provide the Borrowers with such properly completed and executed documents and forms as prescribed by Applicable Law or reasonably requested by a Borrower in order for the Loan Parties to determine if the Lender is subject to withholding or information reporting requirements and if the Lender is entitled to an exemption from or reduction of withholding Tax, to permit payments to the Lender to be made without withholding or at a reduced rate of withholding on payments pursuant to this Agreement or any other Loan Document. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, would be disadvantageous to such Lender in any material respect (including any material prejudice to the legal or commercial position of such Lender) or would require such Lender to disclose information it reasonably deems confidential. The Lender agrees that if any form of certification it previously delivered pursuant to this Section 3.1(d) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification.

(e) If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, the Lender shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrowers, upon the request of the Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Lender in the event the Lender is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to the Borrowers pursuant to this paragraph (e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (e) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(f) The provisions of this Section 3.1 shall survive the resignation or replacement of the Agent, assignment of rights by a Lender, and termination of this Agreement and repayment of all Obligations.

3.2. Increased Cost.

(a) If, after the Closing Date, the adoption or taking effect of, or any change in, any Applicable Law, rule, regulation or treaty, or any change in the interpretation or administration of any Applicable Law, rule, regulation or treaty by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; (ii) subject the Lender or the Agent to any Taxes (other than Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, Indemnified Taxes and Connection Income Taxes); or (iii) shall impose on the Lender any other condition affecting its Loan, its Note or its obligation to make the Loan; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrowers shall, jointly and severally, pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction.

(b) If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, any Applicable Law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrowers shall, jointly and severally, pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented.

3.3. Mitigation of Circumstances. The Lender shall promptly notify the Borrowers and the Agent of any event of which it has knowledge which will result in, and will use commercially reasonable efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by the Borrowers to pay any amount pursuant to Section 3.1 or 3.2; provided, that this Section 3.3 shall not apply to, or operate to prevent, any assignment of the Loan and the rights and obligations of the Lender pursuant to Section 10.13. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by the Lender in connection with this Section 3.3.

3.4. Conclusiveness of Statements; Survival. Determinations and statements of the Lender pursuant to Sections 3.1 or 3.2 shall be conclusive absent demonstrable error provided that the Lender or the Agent provided the Borrowers with written notification of such determinations and statements. The Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2 and the provisions of such Sections shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

Section 4.	Conditions Precedent.

4.1. Tranche One Loan. The obligation of the Lender to make the Tranche One Loan on the Closing Date is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.1.1. Delivery of Loan Documents. Parent and each Borrower shall have delivered the following documents in form and substance satisfactory to the Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated the Closing Date or an earlier date satisfactory to the Agent):

(a) Agreement. This Agreement.

(b) Notes. A Note in respect of the Tranche One Loan.

(c) Collateral Documents. Except as permitted by Section 6.11, the Security Agreement and all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including pledged equity and limited liability company interests in Parent’s Subsidiaries, if any, with undated irrevocable transfer powers executed in blank), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(d) Financing Statements. Except as permitted by Section 6.11, properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide the Agent perfected first priority Liens (subject only to Permitted Liens) in the Collateral.

(e) Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements or equivalent filings filed against any Loan Party, with copies of such financing statements and filings; and copies of Patent, Trademark, Copyright and Internet Domain Name search reports.

(f) Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified as of a recent date by the appropriate Governmental Authority (as applicable) in its jurisdiction of incorporation (or formation), (ii) if this concept exists in the relevant jurisdiction, good standing certificates (or the equivalent thereof) in its jurisdiction of incorporation (or formation) and in each other jurisdiction where such Loan Party is qualified to conduct business, in each case, dated as of a recent date, (iii) limited liability company agreement, partnership agreement or bylaws (or equivalent governing document) (as applicable), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its directors and/or officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(g) Opinions of Counsel. Opinions of counsel for the Parent and each other Loan Party, in form and substance reasonably requested by the Agent.

(h) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming the Agent as lenders’ loss payee and/or additional insured, as applicable to be delivered no later than 30 days after the Closing Date.

(i) Chattel Paper. Except as permitted by Section 6.11, any tangible chattel paper (or any other instrument (other than checks received in the ordinary course of business) evidencing any account of any Loan Party) held by any Loan Party, accompanied by instruments of transfer or assignment duly executed in blank, to be held by the Agent as Collateral pursuant to the Security Agreement.

4.1.2. Payment of Fees and Expenses. The Borrowers shall have paid, on or prior to the Closing Date, (i) all reasonable fees and expenses owing and payable to the Agent and the Lender as of the Closing Date, including the Closing Fee; and (ii) subject to Section 10.3 and without duplication, all reasonable fees, expenses and other amounts payable set forth herein and reasonable costs and expenses incurred by the Agent and the Lender in connection with the transactions contemplated hereby which are required to be paid by the Borrowers, and shall provide evidence acceptable to the Agent of each of the foregoing.

4.1.3. Representations and Warranties. Each representation and warranty by each Loan Party contained herein or by each Loan Party in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date.

4.1.4. No Default. No Default or Event of Default shall have occurred and be continuing.

4.1.5. No Material Adverse Change. Since December 31, 2012, there has been no event or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

4.1.6. Repayment of Existing Obligations. The Loan Parties shall have paid in full, on or prior to the Closing Date, all Existing Obligations.

4.2. Tranche Two Loan. The obligation of the Lender to make the Tranche Two Loan is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.2.1. Delivery of Trance Two Milestone Notice. The Borrower shall have delivered the Tranche Two Milestone Notice in respect of the Tranche Two Milestone.

4.2.2. Tranche Two Milestone. On or prior to December 31, 2014, the Borrower shall have received marketing approval from the United States government of dalbavancin (the “Tranche Two Milestone”). For the avoidance of doubt, if the Tranche Two Milestone has not occurred on or prior to December 31, 2014, the condition set forth in this Section 4.2.2 shall not be satisfied.

4.2.3. Payment of Fees and Expenses. The Borrowers shall have paid, on or prior to the borrowing date of the Tranche Two Loan, (i) all fees and expenses owing and payable to the Agent and the Lender as of such date and (ii) subject to Section 10.3 and without duplication, all fees, expenses and other amounts payable set forth herein and costs and expenses incurred by the Agent and the Lender in connection with the transactions contemplated hereby which are required to be paid by the Borrowers on or prior to such borrowing date, and shall provide evidence acceptable to the Agent of each of the foregoing.

4.2.4. Representations and Warranties. Each representation and warranty by each Loan Party contained herein or by in any other Loan Document to which such Loan Party is a party shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the proposed borrowing date of the Tranche Two Loan (except for any representations and warranties that are expressly made as of a prior date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

4.2.5. No Default. No Default or Event of Default shall have occurred and be continuing.

4.2.6. No Material Adverse Change. Since December 31, 2012, there has been no event or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

4.2.7. Note. The Borrowers shall have delivered a Note in respect of the Tranche Two Loan, duly executed by each Borrower.

4.3. Delayed Draw Term Loan. The obligation of the Lender to make the Delayed Draw Loan is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.3.1. Delivery of Borrowing Request. The Borrowers shall have delivered a Borrowing Request in respect of the Delayed Draw Term Loan no later than noon Pacific time at least five (5) Business Days prior to the proposed borrowing date.

4.3.2. Tranche Two Milestone. On or prior to December 31, 2014, the Tranche Two Milestone shall have occurred. For the avoidance of doubt, if the Tranche Two Milestone has not occurred on or prior to December 31, 2014, the condition set forth in this Section 4.3.2 shall not be satisfied.

4.3.3. Payment of Fees and Expenses. The Borrowers shall have paid, on or prior to the borrowing date of the Delayed Draw Term Loan, (i) all reasonable fees and expenses owing and payable to the Agent and the Lender as of such date and (ii) subject to Section 10.3 and without duplication, all reasonable fees, expenses and other amounts payable set forth herein and costs and expenses incurred by the Agent and the Lender in connection with the transactions contemplated hereby which are required to be paid by the Borrowers, and shall provide evidence acceptable to the Agent of each of the foregoing.

4.3.4. Representations and Warranties. Each representation and warranty by each Loan Party contained herein or by in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the proposed borrowing date of the Delayed Draw Term Loan (except for any representations and warranties that are expressly made as of a prior date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

4.3.5. No Default. No Default or Event of Default shall have occurred and be continuing.

4.3.6. No Material Adverse Change. Since December 31, 2012, there has been no event or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

4.3.7. Note. The Borrowers shall have delivered a Note in respect of the Delayed Draw Term Loan, duly executed by each Borrower.

Section 5.	Representations and Warranties.

To induce the Agent and the Lender to enter into this Agreement and to induce the Lender to advance the Loans hereunder, each Loan Party represents and warrants to the Agent and the Lender as follows:

5.1. Organization. Each Borrower is a corporation validly existing and in good standing under the laws of the Netherlands; and each other Loan Party is validly existing and in good standing (as applicable) under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required (except where the failure to be so qualified in such jurisdiction would not reasonably be expected to have a Material Adverse Effect).

5.2. Authorization; No Conflict. Each Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder, the granting of the security interests pursuant to the Collateral Documents is within the corporate purposes of each Borrower and each other Loan Party thereto, and each Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Borrower of this Agreement and by each Borrower and each Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than (i) any consent or approval which has been obtained and is in full force and effect and (ii) recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents), (b) conflict with (i) any provision of Applicable Law, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of either Borrower or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

5.3. Validity; Binding Nature. Each of this Agreement and each other Loan Document to which either Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4. Financial Condition. The unaudited consolidated financial statements of Parent and its Subsidiaries (presented on a consolidated basis) as at June 30, 2013, and the audited consolidated financial statements of Parent and its Subsidiaries (presented on a consolidated basis) as at December 31, 2012, have been prepared in accordance with GAAP and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended (except for the absence of footnotes and subject to year-end adjustments). As of the Closing Date, Parent and its Subsidiaries have no material liabilities other than as set forth on the foregoing financial statements and other than reimbursement obligations with respect to letters of credit.

5.5. No Material Adverse Change. Since December 31, 2012, there has been no event or occurrence that has or could reasonably be expected to result in a Material Adverse Effect.

5.6. Litigation. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending, or threatened in writing, against any Loan Party or any of their respective properties which (i) purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or (ii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein not be consummated as herein provided. As of the Closing Date, no Loan Party is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of law.

5.7. Ownership of Properties; Liens. There are no Liens on the Collateral other than those granted in favor of the Agent to secure the Obligations and Permitted Liens. Each Borrower and each other Loan Party owns good and, in the case of real property, marketable, title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to Intellectual Property) other than Permitted Liens.

5.8. Capitalization; Subsidiaries.

(a) Equity Interests. Except as set forth in Section 5.8 of the Disclosure Letter, as of the Closing Date, Parent has no Subsidiaries and does not hold any Capital Stock of any other Person. All Stock and Stock Equivalents of each Loan Party are duly and validly issued and, in the case of each entity that is a corporation, are fully paid and non-assessable, and, other than the Stock and Stock Equivalents of Parent, are owned by Parent, directly or indirectly through Wholly-Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Stock and Stock Equivalents pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Stock and Stock Equivalents. As of the Closing Date, no Loan Party is engaged in any joint venture with any other Person.

(b) No Consent of Third Parties Required. Other than with respect to consents required by the Dutch Security Documents, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary for the creation, perfection or first priority status of the security interest of the Agent in any Stock and Stock Equivalents pledged to the Agent for the benefit of the Lender under the Collateral Documents or the exercise by the Agent of the voting or other rights provided for in the Collateral Documents or the exercise of remedies in respect thereof.

5.9. Pension Plans. No Loan Parties have any liability under ERISA and no Loan Party sponsors any “pension plan” or has any liability subject to Title IV of ERISA.

5.10. Compliance with Law; Investment Company Act; Other Regulated Entities. Each Borrower and each other Loan Party possesses all necessary authorizations, permits, licenses and approvals from all Governmental Authorities in order to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. All business and operations of each Borrower and each other Loan Party complies with all applicable federal, state and local laws and regulations, except where the failure so to comply could not reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940. No Loan Party nor any Subsidiary of any Loan Party is subject to regulation under any Federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its Obligations under the Loan Documents.

5.11. Margin Stock. Neither Borrower nor any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12. Taxes. Each Borrower and each other Loan Party has filed all federal, state, provincial, local and foreign income, sales, goods and services, harmonized sales and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are or were required to be filed. All such Tax Returns are true, correct and complete in all material respects. All material Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party, as applicable. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Loan Party, as applicable, from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities in accordance with Applicable Law. As of the Closing Date, no Loan Party has been a member of an affiliated, combined or unitary group, other than a group of which a Loan Party is the common parent, or has liability for Taxes of any other person (other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (including credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors).

5.13. Solvency. Both immediately before and after giving effect to (a) the Loan made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of proceeds of such Loan, and (c) the payment and accrual of all transaction costs in connection with the foregoing, with respect to Parent and each other Loan Party, on a consolidated basis, (i) the fair value of the assets of Parent and each other Loan Party, on a consolidated basis, is greater than the amount of the liabilities (including disputed, contingent and unliquidated liabilities) of Parent and each other Loan Party, on a consolidated basis, as such value is established and liabilities evaluated, (ii) the present fair saleable value of the assets of Parent and each other Loan Party, on a consolidated basis, is not less than the amount that will be required to pay the probable liability on the debts of Parent and each other Loan Party, on a consolidated basis, as they become absolute and matured, (iii) Parent and each other Loan Party, on a consolidated basis, are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (iv) neither Parent nor any other Loan Party intends to incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (v) neither Parent nor any other Loan Party is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital, and (vi) each of Parent and its Subsidiaries are “solvent” within the meaning given that term and similar terms under applicable laws relating to bankruptcy, insolvency and fraudulent transfers and conveyances.

5.14. Environmental Matters. The on-going operations of the Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with Applicable Law) reasonably be expected to result in a Material Adverse Effect. Each Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. None of the Borrowers, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, nor subject to any indemnification agreement or other contractual obligation in each case that could reasonably be expected to have a Material Adverse Effect, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other environmental conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of either

Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any other Loan Party has any underground or above ground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.15. Insurance. Each Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers and coverages, is set forth in Section 5.15 of the Disclosure Letter.

5.16. Information. All information heretofore or contemporaneously herewith furnished in writing by either Borrower or any other Loan Party to the Agent or the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of either Borrower or any Loan Party to the Agent or the Lender pursuant hereto or in connection herewith will be, taken together with all such other information, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete, taken together with all such other information, by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lender that any projections and forecasts provided by Parent are based on good faith estimates and assumptions believed by Parent to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.17. Intellectual Property. Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party do not, and the anticipated products and Intellectual Property applications of the Loan Parties will not, infringe upon, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Loan Party in any Intellectual Property or any anticipated products and applications derived or expected to be derived therefrom, other than, in each case, as cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Intellectual Property of the Loan Parties is sufficient, and conveys adequate rights, title and interests, for each Borrower and other Loan Parties to develop and commercialize its anticipated products and Intellectual Property applications.

5.18. Labor Matters. Neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving either Borrower or any other Loan Party that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of either Borrower and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

5.19. No Default. No Loan Party is in default under or with respect to any contractual obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.20. Foreign Assets Control Regulations and Anti-Money Laundering.

5.20.1. OFAC. Each Loan Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to any of the foregoing. No Loan Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List, a Terrorist List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

5.20.2. Patriot Act. The Loan Parties are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.21. [Reserved].

5.22. Internal Controls. Parent acknowledges that its management is responsible for establishing and maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Parent has performed an evaluation and made an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. Based on Parent’s assessment, Parent has concluded that it maintained effective internal control over financial reporting as of December 31, 2012.

Section 6.	Affirmative Covenants.

Until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and other obligations that by the express terms of this Agreement survive the repayment of the Loans) are Paid in Full, each Loan Party agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

6.1. Information. Furnish to the Agent and the Lender:

6.1.1. Annual Report. Promptly when available and in any event within 90 days of the end of each Fiscal Year of Parent beginning with the Fiscal Year ending December 31, 2013, the audited consolidated financial statements of Parent and its Subsidiaries as at the end of such Fiscal Year prepared on a basis consistent with GAAP.

6.1.2. Quarterly Reports. Commencing with respect to the first Fiscal Quarter of 2014, promptly when available and in any event within 45 days of the end of such Fiscal Quarter and each subsequent Fiscal Quarter (except in each case for the fourth Fiscal Quarter of any Fiscal Year of the Parent), a consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of income and cash flows for such period prepared on a basis consistent with GAAP, and a management discussion and analysis relating to such information in reasonable detail, together with a comparison with the corresponding period of the previous Fiscal Year, certified by the chief financial officer of Parent pursuant to a Compliance Certificate.

6.1.3. [Reserved.]

6.1.4. Compliance Certificate. Contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.1.1 and 6.1.2, a duly completed Compliance Certificate signed by the chief financial officer of Parent to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default, describing it and the steps, if any, being taken to cure it, and providing such other information as required thereby.

6.1.5. Notice of Default; Litigation; ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrowers or the applicable Loan Party affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Lender which has been instituted or is threatened in writing against a Borrower or any other Loan Party, or to which any of the properties of any thereof is subject, which could reasonably be expected to have a Material Adverse Effect;

(c) any cancellation or material change in coverage in any insurance maintained by a Borrower or any other Loan Party; or

(d) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, (ii) the enactment or effectiveness of any law, rule or regulation, (iii) any violation or noncompliance with any law or (iv) any breach or non-performance of, or any default under, any contractual obligation of any Loan Party) which could reasonably be expected to have a Material Adverse Effect.

6.1.6. [Reserved.]

6.1.7. Budgets. As soon as practicable, and in any event not later than 31 days after the commencement of each Fiscal Year, a consolidated budget of Parent and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets), accompanied by a certificate of the chief financial officer of Parent to the effect that (a) such budget was prepared by Parent, in good faith, (b) Parent has a reasonable basis for the assumptions contained in such budget and (c) such budget has been prepared in accordance with such assumptions.

6.1.8. Other Information. Promptly from time to time, such other information concerning either Borrower and any other Loan Party as the Lender or the Agent may reasonably request.

6.2. Books; Records; Inspections. Keep, and cause each Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Loan Party to permit (but no more than once per year unless an Event of Default has occurred and is continuing), the Agent or any representative of the Agent to inspect, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the properties and operations of such Loan Party; and permit (but no more than once per year unless an Event of Default has occurred and is continuing), and cause each Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Agent or any representative of the Agent to visit any or all of its offices, to discuss its financial matters with its directors or officers and its independent auditors, if any (and Parent hereby authorizes such independent auditors, if any, to discuss such financial matters with the Lender or the Agent or any representative thereof), and to examine (and, at the expense of the Borrowers or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each Loan Party to permit, the Agent and its representatives to inspect (but no more than once per year unless an Event of Default has occurred and is continuing), at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Collateral and other tangible assets of such Loan Party, to perform appraisals of the equipment of such Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, for purposes of or otherwise in connection with conducting a review, audit or appraisal of such books and records.

6.3. Maintenance of Property; Insurance; Intellectual Property.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of either Borrower or such other Loan Party (other than Intellectual Property) in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by similarly situated companies. Upon request of the Agent, Parent shall furnish to the Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Parent and each other Loan Party. Parent shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing the Agent as a loss payee with respect to each policy of property or casualty insurance and naming the Agent as an additional insured with respect to each policy of liability insurance and (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of such policy (except 10 days’ notice of cancellation for non-payment). Upon request of the Agent, Parent will use commercially reasonable efforts to execute and deliver to the Agent a collateral assignment, in form and substance reasonably satisfactory to the Agent, of any business interruption insurance policy maintained by the Loan Parties.

(c) Unless Parent provides the Agent with evidence of the continuing insurance coverage required by this Agreement, after request by the Agent, the Agent may purchase insurance (to the extent of such insurance coverage as shall be required by clause (b) above) at Parent’s expense to protect the Agent’s and the Lender’s interests in the Collateral. This insurance may, but need not, protect the Borrowers’ and each other Loan Party’s interests. The coverage that the Agent purchases may, but need not, pay any claim that is made against the Borrowers or any other Loan Party in connection with the Collateral. Parent may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that Parent has obtained the insurance coverage required by this Agreement. If the Agent purchases insurance for the Collateral, as set forth above, Parent will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loan owing hereunder.

(d) Each Loan Party and each of its Subsidiaries shall: (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (ii) promptly advise the Agent in writing of material infringement of which it is aware by a third party of its Intellectual Property; and (iii) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without the Agent’s prior written consent; provided, that the Agent’s consent shall not be required if such Loan Party’s decision to abandon the prosecution of or otherwise not maintain such Intellectual Property is made for strategic business reasons and such Intellectual Property is not registered in the United States, the United Kingdom, France, Spain, Italy or Germany.

6.4. Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party to comply, with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits and all indentures, agreements and other instruments binding upon it or its property, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order 13224, any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (d) timely prepare and file all material Tax Returns required to be filed by Applicable Law and pay, and cause each other Loan Party to pay, prior to delinquency, all material Taxes against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrowers or any other Loan Party to pay any such Tax or charge so long as it shall promptly contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5. Maintenance of Existence. Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing (as applicable) in the jurisdiction of its organization and (b) its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary, other than in the case of this clause (b) any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6. Environmental Matters. If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any real property of either Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Loan Party to, comply with each Applicable Law and judicial or administrative order requiring the performance at any real property by such Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance. If any violation of any Environmental Law shall occur or shall have occurred at any real property of either Borrower or any other Loan Party or otherwise in connection with their operations, cause, or direct the applicable Loan Party to cause, the prompt correction of such violation.

6.7. Further Assurances.

(a) General Assurances. Promptly upon request by the Agent, the Loan Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests, whether now owned or hereafter acquired, covered or intended to be covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lender the rights granted or now or hereafter intended to be granted to the Agent and the Lender under any Loan Document or under any other document executed in connection therewith. Notwithstanding the foregoing, no additional actions shall be required with respect to Intellectual Property other than Intellectual Property registered with any United States Governmental Authority or with any Governmental Authority in the United Kingdom, France, Spain, Italy and Germany.

(b) Subsidiaries. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Lender, the Loan Parties shall cause each of their Subsidiaries, including any such Subsidiary formed or acquired after the Closing Date, to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and the Lender, a security interest in, subject to the limitations set forth herein or set forth in the Security Agreement, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to the execution and delivery of a Subsidiary Guaranty and a joinder to the Security Agreement and such other documents as may be reasonably requested, each in form and substance reasonably satisfactory to the Agent; provided, however that Durata UK shall not be required to execute and delivery a Subsidiary Guaranty. Furthermore and except as otherwise approved in writing by the Lender, each Borrower shall, and shall cause each of its Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Subsidiaries to the Agent for the benefit of the Agent and the Lender, to secure the Obligations, in each case pursuant to documents in form and substance reasonably satisfactory to the Agent. In connection with each pledge of Capital Stock that is certificated, Parent and each Subsidiary shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank, in each case pursuant to documents in form and substance reasonably satisfactory to the Agent.

(c) Collateral Access Agreements. Parent and each Loan Party shall be under an ongoing obligation to use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property and bailee in possession of any Collateral (other than Excluded Inventory) with a book value in excess of $250,000 with respect to each location within the United States (except in respect of the Hospira Facility occupied as of the Closing Date) where such Collateral is stored or located, which Collateral Access Agreement shall be in form and substance reasonably satisfactory to the Agent.

(d) Intellectual Property. In the event that any Loan Party shall acquire any material registered Patent, Copyright or Trademark or register any material Patent, Copyright, Trademark, or other Intellectual Property with any United States Governmental Authority or with any Governmental Authority in the United Kingdom, France, Spain, Italy and Germany, or register any application for, or license in respect of, any of the foregoing with such Governmental Authority, Parent shall notify the Agent thereof within five (5) Business Days after the last day of the fiscal quarter in which (or, with respect to any Copyright, within five (5) Business Days after) such filing occurs and shall promptly thereafter execute and deliver to the Agent, for the benefit of the Lender, such Intellectual Property Security Agreements, in form and substance substantially as set forth in Exhibit C hereto with respect to Intellectual Property in the United States and otherwise in form and substance reasonably acceptable to the Agent with respect to Intellectual Property outside of the United States in order to secure and perfect the security interest in respect of such Intellectual Property in the United States, the United Kingdom, France, Spain, Italy and Germany. In no event shall any such Intellectual Property Security Agreements contain covenants, representations or defaults that are inconsistent with, or more detailed than, the provisions in Section 6.3(d) of this Loan Agreement.

6.8. Internal Controls. The internal controls of Parent and each other Loan Party over financial reporting will comply with Applicable Law in all material respects.

6.9. Tranche Two Milestone Notice. As promptly as practicable and in any event within five (5) Business Days after the occurrence of the Tranche Two Milestone, the Borrowers shall deliver to Agent (i) the Tranche Two Milestone Notice and (ii) a certificate of the Borrowers signed by the chief financial officer of the Borrowers certifying as to the occurrence of the Tranche Two Milestone.

6.10. Conference Calls. After delivery of the financial statements pursuant to Section 6.1.1 and 6.1.2, at the request of the Agent, cause its chief financial officer or its vice president of finance and accounting to participate in conference calls with the Agent and the Lender to discuss, among other things, the financial condition of the Loan Parties and any financial or earnings reports.

6.11. Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, the Borrowers shall, and shall cause each applicable to Loan Party:

(a) no later than 30 days after the Closing Date, the Borrowers shall have delivered endorsements naming the Agent as lenders’ loss payee and/or additional insured, as applicable, with respect to the insurance in effect as required by Section 6.3(b);

(b) no later than 60 days after the Closing Date (or such later date as the Agent may agree) the Borrowers shall have delivered fully executed Dutch Security Documents and an opinion of counsel to the Borrowers in form and substance reasonably satisfactory to the Agent;

(c) except as permitted by Section 7.12 with respect to certain accounts not subject to the requirement to deliver control agreements, no later than 10 Business Days after the Closing Date (or such later date as the Agent may agree) deliver to the Agent full executed account control agreements for each deposit account and securities account maintained by any Loan Party organized in the United States, in form and substance reasonably satisfactory to Agent;

(d) within 10 Business Days after the Closing Date, the Borrowers shall have delivered the UK Share Charge Documents, stock transfer forms and certified copies of the share register to the Agent;

(e) within 10 Business Days after the Closing Date, the Borrowers shall have delivered the stock certificates stock certificates of Vicuron and Durata UK to the Agent;

(f) within 90 days after the Closing Date, each of the Borrowers shall have either (i) transferred each of its primary operating accounts to an account located in the United States and in respect of which it has delivered a Control Agreement to Agent or (ii) notified bank account depositaries holding the Borrowers’ primary operating accounts in the Netherlands of the Liens of the Lenders and Agent and take such actions under Dutch law as would be reasonably required to give the Lenders and the Agent and effective Lien on the Borrowers’ primary operating accounts in the Netherlands; provided, however, that this Section 6.11(f) shall not apply to any primary operating account holding an average balance of less than $500,000;

(g) no later than 10 days after the Closing Date, each foreign Loan Party shall finalize its appointment of CT Corporation System as such Loan Party’s agent where notices and demands to or upon such Loan Party in respect of this Agreement, the Security Agreement, the Intellectual Property Security Agreements (as defined in the Security Agreement) or the Subsidiary Guaranties may be served (without prejudice to the right of the Agent or the Lender to serve process in any other manner permitted by law); and

(h) no later than 10 days after the Closing Date, the Borrowers shall have delivered the $75,000,000 Promissory Note from Durata C.V. to Parent dated June 8, 2012 from Oxford Finance, LLC to the Agent.

Section 7.	Negative Covenants.

Until the Obligations are Paid in Full, each Loan Party agrees that, unless at any time the Lender shall otherwise expressly consent in writing (such consent to be withheld in the Lender’s sole discretion), it will:

7.1. Debt. Not, and not suffer or permit any Loan Party or any other Subsidiary, to, create, incur, assume or suffer to exist any Debt, except for the following:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt in respect of Capital Leases and purchase money Debt, in each case incurred for the purpose of financing all or any part of the cost of acquiring, repair, construction or improvement of fixed or capital assets; provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $250,000;

(c) Debt of Parent to any Loan Party that is a Wholly-Owned Subsidiary of Parent or Debt of any Loan Party that is a Wholly-Owned Subsidiary of Parent to Parent or another Loan Party that is a Wholly-Owned Subsidiary of Parent;

(d) Debt described in Section 7.1 of the Disclosure Letter as of the Closing Date, and any Permitted Refinancing thereof;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.4;

(f) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within 2 Business Days of notice to Parent or the relevant Subsidiary of its incurrence;

(g) Debt incurred in connection with the financing of insurance premiums in the ordinary course of business;

(h) Unsecured Debt owing to Pfizer arising out of or in connection with that certain Stock Purchase Agreement between Pfizer and Parent dated as of December 11, 2009 not to exceed the aggregate principal amount of $25,000,000, plus accrued or capitalized interest thereon; provided that no payments on account of such Debt may be made during the term of this Agreement without the Agent’s prior written consent, which may be withheld in Agent’s sole discretion;

(i) Debt in connection with Parent’s obligations under the Assistance Agreement with respect to a grant to Parent in the amount of $2,250,000;

(j) guaranties by the Borrower of the Debt of any Loan Party that is a Wholly-Owned Subsidiary of Parent or guaranties by any Subsidiary thereof of the Debt of the Borrower in each case so long as such Debt is otherwise permitted under this Section 7.1(a), (b), (e), (k) or (o);

(k) Subordinated Debt in an aggregate principal amount not to exceed $5,000,000;

(l) unsecured Debt to trade creditors incurred in the ordinary course of business;

(m) reimbursement obligations under corporate credit cards not to exceed $250,000 in the aggregate at any time;

(n) reimbursement obligations with respect to letters of credit for the account of lessors not to exceed $2,000,000 in the aggregate at any time;

(o) other Debt in an amount not to exceed $100,000 in the aggregate at any time outstanding; and

(p) Debt incurred in connection with interest rate, foreign currency and other swap arrangements that are entered into to mitigate risk and not for speculative purposes.

7.2. Liens. Not, and not suffer or permit any Loan Party or any other Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being diligently contested in good faith by appropriate proceedings and for which it maintains adequate reserves in accordance with GAAP; provided that no notice of any lien has been filed under the IRC;

(b) (i) Liens of carriers, warehousemen, mechanics, customs brokers, landlords and materialmen and other similar Liens imposed by law and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not more than 30 days overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(c) Liens described in Section 7.2 of the Disclosure Letter as of the Closing Date and the replacement, extension or renewal thereof upon or in the same property subject thereto arising out of the Permitted Refinancing of the Debt secured thereby;

(d) Liens securing Debt permitted by Section 7.1(b); provided, however, that any such Lien (i) attaches only to the property being leased or financed and any accessions thereto and proceeds thereof, and (ii) attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired and any accessions thereto and proceeds thereof;

(e) attachments, appeal bonds, judgments and other similar Liens in connection with judgments the existence of which do not constitute an Event of Default;

(f) easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Parent or any Subsidiary;

(g) any interest or title of a lessor or sublessor under any lease (other than a Capital Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(h) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business which do not (i) interfere in any material respect with, or materially detract from the value of, the business of Parent and its Subsidiaries, taken as a whole, as determined by Parent in its reasonable, good-faith business judgment or (ii) secure any Debt;

(i) Liens arising from precautionary uniform commercial code financing statements filed under any lease (other than a Capital Lease) permitted by this Agreement;

(j) Liens arising under the Loan Documents;

(k) bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses;

(l) Liens on the Connecticut Assets;

(m) Liens securing cash collateral (or Cash Equivalent Investments) for Debt incurred pursuant to Sections 7.1(m), (n), (o) and (p); and

(n) Liens arising from judgments that do not constitute an Event of Default.

7.3. Restricted Payments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent issued by such Loan Party or Subsidiary, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent issued by such Loan Party or Subsidiary now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Debt that is subordinated by its terms to the payment of the Obligations (except as permitted under the applicable subordination agreement satisfactory to the Agent) (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”) except that (w) any Subsidiary of Parent may declare and pay dividends to, repay intercompany debt owed to, or make internal profit-sharing payments to, Parent or any other Loan Party that is a Wholly-Owned Subsidiary of Parent, (x) (I) any Loan Party may purchase, redeem or acquire for value Stock or Stock Equivalent issued by any Loan Party that is a Wholly Owned Subsidiary of the

Parent, and (II) Parent may make repurchases from any present or former employee, director, officer or consultant (or the assigns, estate, heirs or current or former spouses thereof) upon the death, disability or termination of employment of such employee, director, officer or consultant provided such repurchases do not exceed $1,000,000 in the aggregate per Fiscal Year and (y) Parent may make cash payments in lieu of the issuance of fractional shares upon such conversion or in connection with the exercise of warrants or similar securities. For the avoidance of doubt, a capital contribution or other Investment in respect of the Stock of the Borrowers or any Subsidiary of the Parent shall not constitute a Restricted Payment.

7.4. Mergers; Consolidations; Asset Sales.

(a) Not, and not suffer or permit any Loan Party or any other Subsidiary to, be a party to any merger, consolidation or amalgamation, except for any such merger, amalgamation or consolidation (i) of a Borrower with the other Borrower, of any Subsidiary of a Borrower into such Borrower (so long as such Borrower survives such merger) or with any Loan Party that is a Wholly-Owned Subsidiary of Parent (so long as a Loan Party that is a Wholly-Owned Subsidiary of Parent survives such merger, amalgamation or consolidation), or (ii) in which the Obligations shall be Paid in Full prior to or concurrently with the consummation of such transaction.

(b) Not, and not suffer or permit any Loan Party or any other Subsidiary to, sell, transfer, dispose of, convey or lease any of its assets or the Capital Stock of any Loan Party (except for the Capital Stock of Parent) or any other Subsidiary, or sell or assign with or without recourse any receivables (any such transaction, a “Disposition”), except for (i) Dispositions of inventory, worn-out or surplus equipment, all in the ordinary course of business, (ii) the abandonment of Intellectual Property permitted pursuant to Section 6.3(d)(iii), or other Disposition of Intellectual Property so long as the decision to Dispose of such Intellectual Property is made for strategic business reasons and such Intellectual Property is not registered in the United States, the United Kingdom, France, Spain, Italy or Germany, (iii) Dispositions of cash and Cash Equivalent Investments, (iv) licenses, sublicenses, leases or subleases (including any license or sublicense of Intellectual Property) granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties in any material respect as determined by Parent in its reasonable business judgment, (v) the granting of Liens permitted under Section 7.2, Restricted Payments permitted by Section 7.3, transactions permitted by Section 7.4(a) and Investments permitted by Section 7.10, (vi) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party provided the proceeds thereof are promptly applied to repair or replace such assets (vii) other Dispositions not to exceed $1,000,000 per year,(viii) Dispositions among Loan Parties and (viii) Dispositions in which the Obligations shall be Paid in Full prior to or concurrently with the consummation of such transaction.

(c) Not, and not suffer or permit any Loan Party or any other Subsidiary to, sell, transfer, dispose of, convey or license any of its Intellectual Property other than as permitted by the foregoing clauses (a) or (b) of this Section 7.4.

7.5. Modification of Organizational Documents. Not waive, amend or modify, and not suffer or permit any waiver, amendment or modification of, any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, by-laws or other organizational documents of either Borrower or any other Loan Party, in each case except for those amendments and modifications that do not materially adversely affect the interests of the Agent or the Lender under the Loan Documents or in the Collateral (it being understood and agreed that any adverse impact on the effectiveness or validity of any Collateral Document or the Liens granted to the Agent thereunder shall each be deemed to materially adversely affect such interests of the Agent and the Lender).

7.6. Use of Proceeds. Not use the proceeds of the Loan for any purposes other than solely as expressly provided in Section 2.1.2.

7.7. Transactions with Affiliates. Not, and not suffer or permit any Loan Party or any other Subsidiary to, enter into any transaction or arrangement with any Affiliate of Parent, of any such Loan Party or of any such Subsidiary, except:

(a) Restricted Payments permitted by Section 7.3, intercompany loans among Loan Parties permitted by Section 7.1(c), transactions permitted by Section 7.1(j), (k), Section 7.4(a) and clause (viii) of Section 7.4(b) and Investments permitted by Section 7.10(a), (b), (j) or (k);

(b) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary; provided that, in the case of this clause (b), such transaction shall be upon fair and reasonable terms no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Parent;

(c) payment of compensation and benefits (including customary indemnities) to officers, directors and employees of the Loan Parties or another Subsidiary for actual services rendered to the Loan Parties or such Subsidiary in the ordinary course of business;

(d) Investments permitted pursuant to Section 7.10(h) and (i);

(e) advances for reasonable travel and entertainment expenses and reasonable relocation costs and expenses and other reasonable loans and advances in the ordinary course of business; and

(f) Subordinated Debt and equity investments from investors, to the extent not a Change of Control or otherwise prohibited hereunder.

7.8. Inconsistent Agreements. Not, and not suffer or permit any other Loan Party or any other Subsidiary to, enter into any agreement containing any provision which would (i) prohibit the Borrower or any other Loan Party from granting to the Agent a Lien on any of its assets that constitute Collateral or (ii) other than pursuant to the Loan Documents, create or permit to exist or become effective any encumbrance or restriction on the ability of any other Subsidiary to (x) pay dividends or make other distributions to Parent or any Wholly-Owned Subsidiary, or pay any Debt owed to Parent or any Wholly-Owned Subsidiary, (y) make loans or advances to Parent or any Wholly-Owned Subsidiary or (z) transfer any Collateral to Parent or any Wholly-Owned Subsidiary, except, in each case, (a) negative pledges and restrictions (i) under agreements permitted under Section 7.1(b), (d), (m)¸ (n), and (p), Section 7.2(g), (h) and (i) and Section 7.4 but solely to the extent any negative pledge or limitation on Liens relates to the property that is the subject of such Debt or applicable agreement or the cash securing such Debt or applicable obligations, and the proceeds and products thereof, and (ii) in respect of the Connecticut Assets and the proceeds and products thereof, (b) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (c) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (d) prohibitions and limitations that exist pursuant to Applicable Law.

7.9. Business Activities. Not, and not suffer or permit any Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto. As of the Closing Date, the Borrowers, the other Loan Parties and any other Subsidiary thereof engage in the business of the development, manufacture, sale, licensing and distribution of antibiotic therapies intended to advance patient care in infectious disease.

7.10. Investments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, make or permit to exist, any Investment in any other Person, except the following:

(a) Investments between or among Parent and the Loan Parties that are Wholly-Owned Subsidiaries;

(b) Investments constituting Debt permitted by Section 7.1(c);

(c) Contingent Obligations constituting Debt permitted by Section 7.1;

(d) Cash Equivalent Investments or investments maintained in securities accounts in compliance with Section 7.12;

(e) Investments listed in Section 7.10 of the Disclosure Letter as of the Closing Date;

(f) extensions of trade credit in the ordinary course of business;

(g) notes payable, or stock or other securities issued by an account debtor pursuant to settlement in the ordinary course of business of such account debtor’s accounts receivable owing to Parent or its Subsidiaries;

(h) loans or advances to employees, officers and directors of a Loan Party for reasonable travel and entertainment expenses and reasonable relocation costs and expenses and other ordinary business purposes; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (h) shall not exceed $250,000 at any time;

(i) Investments consisting of non-cash loans to employees, officers, directors or consultants for the purpose of purchasing Capital Stock in Parent so long as the proceeds of such loans are used entirely to pay the purchase price of such Capital Stock;

(j) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(k) Investments by any Loan Party in any other Loan Party;

(l) Loans to employees, officers or directors relating to the purchase of equity securities of any Loan Party or any of their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors not to exceed $250,000 in the aggregate in any fiscal year;

(m) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(n) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Parent in any Subsidiary; and

(o) other Investments in an aggregate amount not to exceed $250,000 at any time outstanding.

7.11. Fiscal Year. Not, and not suffer or permit any other Loan Party to, change its Fiscal Year.

7.12. Deposit Accounts and Securities Accounts. Not, and not suffer or permit any Loan Party to, maintain or establish any deposit account or securities account in the United States other than the domestic deposit accounts and securities accounts set forth in Section 7.12 of the Disclosure Letter and any domestic deposit accounts of the Borrowers in connection with Section 6.11(f) without prior written notice to the Agent and unless the Agent, the applicable Borrower or such other Loan Party and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement regarding such deposit account or securities account, as applicable, on terms reasonably satisfactory to the Agent, provided that no such Control Agreement shall be required for any deposit account, commodities account or securities account established to provide Liens permitted under Section 7.2(m). In addition, each of the Borrowers shall either (i) maintain its primary operating account in the United States in an account subject to a Control Agreement or (ii) comply with the provisions of Section 6.11(f)(ii).

7.13. Sale-Leasebacks. Not and not suffer or permit any Loan Party or any other Subsidiary to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.14. Hazardous Substances. Not, and not suffer or permit any other Loan Party to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party), other than such violations, Environmental Claims and effects that would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, under no circumstances will any Loan Party cause or suffer to exist any disposal of any Hazardous Substances at, on, under or in any real property owned, leased, subleased, or otherwise operated or occupied by any Loan Party.

7.15. ERISA Liability. Not suffer or permit any liability under ERISA and the sponsorship of any “pension plan” or any liability subject to Title IV of ERISA.

7.16. Liquidity. Not suffer or permit Liquidity to be less than $2,000,000 at any time.

Section 8.	Events of Default; Remedies.

8.1. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

8.1.1. Non-Payment of Credit Agreement. Any default in the payment when due of the principal of the Loan or of any default not cured within 3 Business Days of any interest, fee, or other amount payable hereunder, including any payment in respect of any amount due under any other Loan Document, shall occur.

8.1.2. Default Under Other Debt.

(a) Any default in the payment of principal or interest when due (giving effect to all applicable grace periods, if any) shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party having an aggregate principal amount (for all such Debt so affected and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000; and

(b) Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party having an aggregate principal amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require either Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3. Bankruptcy; Insolvency. (i) Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) any Loan Party commences any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (ii) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of 60 days; (iv) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii), (iii) or (iv) above; or (vi) any Loan Party shall make a general assignment for the benefit of its creditors.

8.1.4. Non-Compliance with Loan Documents. (a) Failure by the Borrower or any other Loan Party to comply with or to perform any covenant set forth in Sections 6.1(a) (with respect to existence), 6.5, 6.9, 6.11 and 7; or (b) failure by either Borrower or any other Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8), and continuance of such failure described in this clause (b) for 30 days.

8.1.5. Representations; Warranties. Any representation or warranty made by or in respect of any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect (without duplication of any materiality qualifier contained therein), or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Agent or the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6. Judgments.

(a) Final judgments which exceed an aggregate of $250,000 (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage therefor) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments; or

(b) One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.7. Invalidity of Collateral Documents. Any Collateral Document shall cease to be in full force and effect; or any Loan Party or other grantor or pledgor (or any Person by, through or on behalf of any Loan Party, grantor or pledgor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.8. Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.9. Change of Control. (a) A Change of Control shall occur, or (b) a “Change of Control” shall occur, as defined under any agreement evidencing Debt of a Loan Party with an aggregate principal amount of $1,000,000 or greater, and such “Change of Control” is a default, or would require the payment in full of such Debt (or the offer to purchase such Debt to be made by a Loan Party.

8.2. Remedies. If any Event of Default described in Section 8.1.3 shall occur, the Loan and all other Obligations shall become immediately due and payable and all outstanding Commitments shall terminate, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may, and upon the written request of the Lender shall, declare all or any part of the Loan and other Obligations to be due and payable and/or all or any part of the Commitments then outstanding to be terminated, whereupon the Loan and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and such Commitments shall immediately terminate (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be applied by the Agent to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to the Borrowers or as a court of competent jurisdiction may elect. Upon the declaration of the Obligations to be, or the Obligations becoming, due and payable pursuant to this Section 8.2 such Obligations shall bear interest at the Default Rate as provided in Section 2.3.1.

Section 9.	The Agent.

9.1. Appointment; Authorization.

(a) Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

9.3. Limited Liability. None of the Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to the Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Agent shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4. Successor Agent. The Agent may resign as the Agent at any time upon 30 days’ prior notice to the Lender. If the Agent resigns under this Agreement, the Lender shall, with (so long as no Event of Default exists) the consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint a successor agent for the Lender. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, on behalf of the Lender after consulting with the Lender and (so long as no Event of Default exists)

the Borrowers, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “the Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After any retiring the Agent’s resignation hereunder as the Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring the Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lender shall perform all of the duties of the Agent hereunder until such time as the Lender shall appoint a successor agent as provided for above.

9.5. Collateral Matters. Lender irrevocably authorizes the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Lender. Upon request by the Agent at any time, the Lender will confirm in writing the Agent’s authority to release types or items of Collateral pursuant to this Section 9.5. The Agent shall have the right, in accordance with the Collateral Documents, to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

Section 10.	Miscellaneous.

10.1. Waiver; Amendments. No delay on the part of the Agent or the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any other Debt) shall in any event be effective unless the same shall be in writing and approved by the Agent and the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment or modification shall be effective that would (i) extend the Maturity Date; (ii) amend this Section 10.1; (iii) amend the definition of Required Lenders; (iv) increase the amount of Loans hereunder; (vi) release Collateral, except as currently contemplated by the Loan Documents; or (vii) release any Loan Party from liability for any Obligations, in each case, without the consent of all lenders holding Loans at such time. No provision of Section 9 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.

10.2. Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex I or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent to the Borrowers by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

10.3. Costs; Expenses. Each Borrower agrees, jointly and severally, to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent and the Lender (including Legal Costs) in connection with the administration (including perfection and protection of Collateral subsequent to the Closing Date) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and (b) all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by the Agent and the Lender in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. All Obligations provided for in this Section 10.3 shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

10.4. Indemnification by the Borrowers. In consideration of the execution and delivery of this Agreement by the Agent and the Lender and the agreement to extend the Commitments provided hereunder, each of the Borrowers hereby, jointly and severally, agrees to indemnify, exonerate and hold the Agent, the Lender and each of the officers, directors, employees, Affiliates, controlling persons, advisors and agents of the Agent and the Lender (each a “the Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), obligations, damages, penalties, judgments, fines, disbursements, expenses and costs, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or asserted against the Lender Party by any Person (including in connection with any action, suit or proceeding brought by any Holder, either Borrower, any other Loan Party or any Lender Party) as a result of, or arising out of, or relating to the execution, delivery, performance, administration or enforcement of this Agreement or any other Loan Document, the use of proceeds of the Loans, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence, willful misconduct, or material breach of any Loan Document, in each case as determined by a court of competent jurisdiction in a final, non-appealable determination. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each of Parent and the Borrowers hereby agrees, jointly and severally, to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. All Obligations provided for in this Section 10.4 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement. This Section 10.4 shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.5. Marshaling; Payments Set Aside. Neither the Agent nor the Lender shall be under any obligation to marshal any assets in favor of the Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that either Borrower or any other Loan Party makes a payment or payments to the Agent or the Lender, or the Agent or the Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) the Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.

10.6. Nonliability of the Lender. The relationship between the Borrowers on the one hand and the Lender and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor the Lender shall have any fiduciary responsibility to either Borrower or any other Loan Party. Neither the Agent nor the Lender undertakes any responsibility to either Borrower or any other Loan Party to review or inform (including payment of all outstanding principal) such Borrower or any other Loan Party of any matter in connection with any phase of such Borrower’s or any other Loan Party’s business or operations. Execution of this Agreement by the Borrowers constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Borrower, the Agent nor the Lender shall have any liability with respect to, and each Borrower, Agent and Lender each hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.7. Confidentiality. The Agent and the Lender agree to maintain as confidential all information provided to them designated as confidential by any Loan Party, except that the Agent and the Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender or any of their Affiliates (including collateral managers of the Lender) in evaluating, approving, structuring or administering the Loan and the Commitments (provided that such persons have agreed to comply with the covenant contained in this Section 10.7); (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of the Lender that requires access to information about the Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; or (g) that ceases to be confidential through no fault of the Agent or the Lender; provided, that in each case, the Agent and any such Lender provides prior written notice of such required disclosure (or in the event prior written notice is not possible, as promptly as reasonably practicable after such required disclosure) to Parent and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

10.8. Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.9. Nature of Remedies. All Obligations of the Borrowers and rights of the Agent and the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy or electronic transmission of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.11. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.12. Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lender

10.13. Successors; Assigns. This Agreement shall be binding upon Parent, each Borrower, each other Loan Party party hereto, the Lender and the Agent and their respective successors and assigns, and shall inure to the benefit of Parent, each Borrower, each other Loan Party party hereto, the Lender and the Agent and the successors and assigns of the Lender and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Parent, each Borrower and each other Loan Party party hereto may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and the Lender. The Lender may sell, transfer, or assign all or less than all of its rights and obligations hereunder to any Person pursuant to assignment documentation reasonably acceptable to Lender and such assignee and with the consent of the Borrowers (such consent not to be unreasonably withheld); provided, that no such consent of the Borrowers will be required during the occurrence and continuance of an Event of Default. The Agent (acting solely for this purpose as the agent of each Borrower) shall maintain a register for the recordation of the names and addresses of the Lender and its assignees, and the amounts of principal and interest owing to any of them hereunder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, Agent, the Lender and its assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and all references to the Lender in this Agreement shall include any such assignee of the Lender.

10.14. Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.15. Forum Selection; Consent to Jurisdiction; Service of Process. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each foreign Loan Party hereby appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as such Loan Party’s agent where notices and demands to or upon such Loan Party in respect of this Agreement, the Security Agreement, the Intellectual Property Security Agreements (as defined in the Security Agreement) or the Subsidiary Guaranties may be served (without prejudice to the right of the Agent or the Lender to serve process in any other manner permitted by law). If for any reason such process agent is unable to serve as such, such Loan Party will within 30 days appoint a substitute process agent located in the State of New York and give notice of such appointment to the Agent.

10.16. Waiver of Jury Trial. EACH LOAN PARTY, AGENT AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO

ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.17. Collateral Agent. Lender hereby appoints PDL BioPharma, Inc. as its collateral agent under the Security Agreement and agrees that in so acting PDL BioPharma, Inc. will have all the rights, protections, exculpations, indemnities and other benefits provided to PDL BioPharma, Inc. under Section 9 hereof, and authorizes and directs PDL BioPharma, Inc. to take or refrain from taking any and all action that it deems necessary or advisable in fulfilling its role as Collateral Agent under the Security Agreement.

10.18. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, the parties agree that: (a) no Borrower that is a controlled foreign corporation, as defined in Section 957 of the Code (a “CFC”) (or any other Loan Party that is organized in any jurisdiction outside of the United States and is a CFC) shall be liable for any obligation of the Parent, Vicuron, Durata U.S. (or any other Loan Party that is organized in the United States or any state or territory thereof) arising under or with respect to any of the Loan Documents; and (b) neither the Agent nor any Lender nor any Affiliate thereof, may set-off or apply any deposits of a Borrower that is a CFC (or any other Loan Party that is organized in any jurisdiction outside of the United States that is a CFC) or any other obligations at the time owing to or for the credit of the account of any Borrower that is a CFC (or any other Loan Party that is organized in any jurisdiction outside of the United States that is a CFC), against any or all of the obligations of the Parent, Vicuron, Durata U.S. (or any other Loan Party that is organized in the United States or any state or territory thereof), and (c) no Lien or Security Interest in any Property of a Borrower that is a CFC (or any other Loan Party that is organized in any jurisdiction outside of the United States that is a CFC) shall secure any Obligations of the Parent, Vicuron, Durata U.S. (or any other Loan Party that is organized in the United States or a state or territory thereof) as a Guarantor under this Agreement or the other Loan Documents.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

DURATA THERAPEUTICS HOLDING C.V., a limited partnership organized under the laws of the Netherlands

By:	Durata Therapeutics, Inc. its general partner

	By:	/s/ Corey N. Fishman
		Name:	Corey N. Fishman
		Title:	Secretary, Treasurer, Chief Financial Officer and Chief Operating Officer

DURATA THERAPEUTICS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of the Netherlands

By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	Managing Director

PARENT:

DURATA THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	Secretary, Treasurer, Chief Financial Officer and Chief Operating Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GUARANTORS:

VICURON PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	Secretary and Treasurer

DURATA THERAPEUTICS U.S. LIMITED, a Delaware corporation

By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	President, Secretary and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER AND AGENT:

PDL BIOPHARMA, INC., a Delaware corporation

By:	/s/ John P. McLaughlin
	Name:	John P. McLaughlin
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ANNEX I

Addresses

LOAN PARTIES

Address for Notices:

200 South Wacker Drive, Suite 2550

Chicago, Illinois 60606

Attn: Corey N. Fishman, Chief Financial Officer

Telephone: (312) 219-7000

Fax: (312) 612-5298

Email: cfishman@duratatherapeutics.com

AGENT

PDL BioPharma, Inc.,

as the Agent and the Lender

Address for Notices:

932 Southwood Boulevard

Incline Village, NV 89451

Attention: General Counsel

Telephone: (775) 832-8500

Facsimile: (775) 832-8501

II-1

EXHIBIT A

COMPLIANCE CERTIFICATE

Date:                     , 201

This Compliance Certificate (this “Certificate”) is given by DURATA THERAPEUTICS, INC., a Delaware corporation (“Parent”), pursuant to that certain Credit Agreement dated as of October 31, 2013 (the “Credit Agreement”; capitalized terms used and not defined herein shall have the meaning set forth in the Credit Agreement), among DURATA THERAPEUTICS HOLDING C.V., a limited partnership organized under the laws of the Netherlands (“Durata C.V.”), DURATA THERAPEUTICS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of the Netherlands, Parent, certain subsidiaries of Parent that are party thereto, and PDL BIOPHARMA, INC., a Delaware corporation, as Lender and Agent (“Agent”).

Pursuant to Section 6.1.4 of the Credit Agreement, the undersigned hereby certifies that he or she is the duly appointed, qualified, and acting chief financial officer of Parent, and in such capacity, certifies on behalf of Parent to Agent that:

1. The financial statements delivered with this Certificate have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of Parent and its Subsidiaries as of the dates of and for the periods covered by such financial statements (except for the absence of footnotes and subject to year-end adjustments);

2. Such officer has reviewed the terms of the Credit Agreement and made, or caused to be made under such officer’s supervision, a review in reasonable detail of the transactions and conditions of Parent and its Subsidiaries during the accounting period covered by such financial statements; and

3. Such officer has no knowledge of, the existence, as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth on Schedule 1 hereto1, which includes a description of such Default or Event of Default and what action, if any, are being taken to cure such Default or Event of Default.

IN WITNESS WHEREOF, Parent has caused this Certificate to be executed as of the date first written above.

DURATA THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Title:

[1]	Schedule 1 should be prepared and attached if a Default or Event of Default has occurred and is continuing.

EXHIBIT B

FORM OF TERM NOTE

$[ . ]	New York, New York
[ , ]

FOR VALUE RECEIVED, the undersigned, [                    ], a [                    ] (the “Borrower”), hereby unconditionally promises to pay to PDL BIOPHARMA, INC., a Delaware corporation (the “Lender”), or its registered assigns at the address specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the unpaid amount of the Obligations outstanding under the Credit Agreement. Amounts evidenced hereby shall be paid in the amounts and on the dates specified in Section 2 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the type and amount of the Obligations and the date, type and amount of each payment or prepayment in respect thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the Obligations.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of October [31], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DURATA THERAPEUTICS HOLDING C.V., a limited partnership organized under the laws of the Netherlands, DURATA THERAPEUTICS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and which is registered with the Dutch trade register under number 55527221, DURATA THERAPEUTICS, INC., a Delaware corporation (“Parent”), the Lender, each Subsidiary of Parent from time to time party thereto and PDL BIOPHARMA, INC., a Delaware corporation, not individually, but as the Agent (the “Agent”) and (b) is subject to the provisions of the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all Obligations under the Credit Agreement, as evidenced by this Note, shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

BORROWER:

[ ], a [ ]

By:
Name:
Title:

SCHEDULE

TERM NOTE

Date	Type and Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Amount of Note

EXHIBIT C

FORM OF IP SECURITY AGREEMENTS

COPYRIGHT SECURITY AGREEMENT

WHEREAS, [                    ], a [                    ] (herein referred to as “Grantor”), having an address at [                    ], has adopted, used and is using the copyrights listed on the annexed Schedule 1-A, which copyrights are registered in the United States Copyright Office (the “Copyrights”);

WHEREAS, the Grantor has entered into a Security Agreement, dated as of [                    ], 2013 (said Security Agreement, as it may hereafter be amended or otherwise modified from time to time being the “Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of the Agent, for itself and the Lender party to the Credit Agreement (in such capacity, the “Secured Party”); and

WHEREAS, pursuant to the Security Agreement, the Grantor has granted to Secured Party a security interest in all right, title and interest of the Grantor in and to the Copyrights, and the registrations and recordings thereof in the United States Copyright Office or any other country or any political subdivision thereof, all whether now or hereafter owned or licensable by the Grantor and all extensions or renewals thereof and all Copyright licenses, and all proceeds of all of the foregoing, including, without limitation, any claims by the Grantor against third parties for infringement thereof, to secure the payment and performance of the Obligations.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Grantor does hereby further confirm, and put on the public record:

Section 1. Grant of Security Interest in Copyright Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Creditors, and grants to the Agent for the benefit of the Secured Creditors a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Copyright Collateral”):

(i) all of its Copyrights, including, without limitation, those referred to on Schedule 1-A hereto;

(ii) all renewals, reversions and extensions of the foregoing; and

(iii) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

Section 2. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Copyright Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

SECTION 3. Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in such Grantor’s reasonable business judgment in connection with their Copyrights subject to a security interest hereunder.

SECTION 4. GOVERNING LAW THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of a signature page of this Copyright Security Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such Copyright Security Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned Grantor has duly executed or caused this Copyright Security Agreement to be duly executed as of the date first set forth above.

[ ]

By:
Name:
Title:

Schedule 1-A to the COPYRIGHT SECURITY AGREEMENT

Copyright	Registration Date	Registration No.

PATENT SECURITY AGREEMENT

WHEREAS, [                    ], a [                    ] (herein referred to as “Grantor”), having an address at [                    ], owns the letters patent and/or applications for letters patent of the United States of America more particularly described on Schedule 1-A annexed hereto as part hereof (the “Patents”);

WHEREAS, the Grantor has entered into a Security Agreement, dated as of [                    ], 2013 (said Security Agreement, as it may hereafter be amended or otherwise modified from time to time being the “Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of the Agent, for itself and the Lender party to the Credit Agreement (in such capacity, the “Secured Party”); and

WHEREAS, pursuant to the Security Agreement, the Grantor has granted to Secured Party a security interest in all right, title and interest of Grantor in and to the Patents, together with all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, all whether now or hereafter owned or licensable by Grantor, and all reissues, divisions, continuations, continuations-in-part, term restorations or extensions thereof, all Patent licenses and all proceeds of all of the foregoing, including, without limitation, any claims by Grantor against third parties for infringement thereof for the full term of the Patents, to secure the prompt payment and performance of the Obligations.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Grantor does hereby further confirm, and put on the public record, its grant to Secured Party of a security interest in and mortgage on the Collateral to secure the prompt payment and performance of the Obligations.

Section 1. Grant of Security Interest in Patents

Each Grantor hereby grants to the Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether owned or existing or hereafter acquired or arising and wherever located (collectively, the “Patent Collateral”): all United States and foreign patents and certificates of invention, or similar industrial property rights, including, but not limited to each patent referred to in Schedule 1-A hereto (as such schedule may be amended or supplemented from time to time), and with respect to any and all of the foregoing, (i) all applications therefor including the patent applications referred to in Schedule 1-A hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all proceeds, payments and rights to payments arising out of the sale, lease, license, assignment, or other disposition thereof.

Section 2. Security Agreement

The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to the Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are supplemental of, and more fully set forth in, the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Patent Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

Section 3. Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in such Grantor’s reasonable business judgment in connection with their Patents subject to a security interest hereunder.

Section 4. GOVERNING LAW

THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5. Counterparts.

This Patent Security Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Patent Security Agreement shall become effective when the Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Patent Security Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such Patent Security Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Grantor has duly executed or caused this Patent Security Agreement to be duly executed as of the date first set forth above.

[ ]

By:
Name:
Title:

Schedule 1-A to the PATENT SECURITY AGREEMENT

Title	Date Filed or Granted	Serial No. or Patent No.

TRADEMARK SECURITY AGREEMENT

WHEREAS, [                    ], a [                    ] (herein referred to as “Grantor”), having an address at [                    ], (1) has adopted, used and is using, or (2) has intended to use and filed an application indicating that intention, but has not yet filed an allegation of use under Section l(c) or l(d) of the Trademark Act, or (3) has filed an application based on an intention to use and has since used and has filed an allegation of use under Section l(c) or l(d) of the Trademark Act, the trademarks, trade names, trade styles and service marks listed on the annexed Schedule 1-A, which trademarks, trade names, trade styles and service marks are registered, or for which applications for registration have been filed in the United States Patent and Trademark Office (the “Trademarks”); and

WHEREAS, the Grantor has entered into a Security Agreement, dated as of [                    ], 2013 (said Security Agreement, as it may hereafter be amended or otherwise modified from time to time being the “Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of the Agent, for itself and the Lender party to the Credit Agreement (in such capacity, the “Secured Party”); and

WHEREAS, pursuant to the Security Agreement, the Grantor has granted to Secured Party a security interest in all right, title and interest of the Grantor in and to the Trademarks, together with all prints and labels on which said Trademarks have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, and the goodwill of the business symbolized by the Trademarks and the applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, or any other country or any political subdivision thereof, all whether now or hereafter owned or licensable by Grantor, and all reissues, extensions or renewals thereof, all Trademark licenses and all proceeds of all of the foregoing, including, without limitation, any claims by Grantor against third parties for infringement thereof, to secure the payment and performance of the Obligations.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Grantor does hereby further confirm, and put on the public record:

Section 1. Grant of Security Interest in Trademarks.

Each Grantor hereby grants to the Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether owned or existing or hereafter acquired or arising and wherever located (collectively, the “Trademark Collateral”):

(i) all United States, State and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, d/b/as, business names, fictitious business names, Internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, but not limited to, the registrations and applications referred to in Schedule 1-A hereto (as such schedule may be amended or supplemented from time to time),

(ii) the goodwill of the business symbolized thereby,

(iii) all rights corresponding thereto throughout the world,

(iv) all rights to sue for past, present and future infringement or dilution thereof or for any injury to goodwill,

(v) all licenses, claims, damages, and proceeds of suit arising therefrom, and

(vi) all payments and rights to payments arising out of the sale, lease, license assignment or other disposition thereof;

provided that the security interest granted under Section 2 hereof shall not attach to, and the term “Trademark Collateral” shall not include any applications for trademark filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b), only to the extent that the grant of a security interest therein would result in the abandonment, invalidation or unenforceability of the trademarks matured from such application or rights hereunder and only until evidence of the use of such trademarks in commerce, as defined in 15 U.S.C. Section 1127, is submitted to, and accepted by, the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or 1(d), following which filing all such applications shall automatically become Trademark Collateral.

Section 2. Security Agreement

The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to the Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are supplemental of, and more fully set forth in, the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Trademark Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

Section 3. Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in such Grantor’s reasonable business judgment in connection with their Trademarks subject to a security interest hereunder.

Section 4. GOVERNING LAW

THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5. Counterparts.

This Trademark Security Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Trademark Security Agreement shall become effective when the Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Trademark Security Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such Trademark Security Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Grantor has duly executed or caused this Trademark Security Agreement to be duly executed as of the date first set forth above.

[ ]

By:
Name:
Title:

Schedule 1-A to the TRADEMARK SECURITY AGREEMENT

Trademark	Application or Registration Date	Application Serial No. or Registration No.